UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 20, 2014

IMH Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52611	23-1537126
(Commission File Number)	(IRS Employer Identification No.)

7001 N. Scottsdale Rd., Suite # 2050 Scottsdale, Arizona	85253
(Address of Principal Executive Offices)	(Zip Code)

480-840-8400
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

The information appearing in Item 2.03 of this Current Report is incorporated by reference herein and made a part of this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On October 20, 2014, IMH Financial Corporation (“IMH” or the “Company”), through a wholly owned subsidiary, formed a joint venture with Titan Investments IX, LLC (“Titan”), an affiliate of Titan Investments, for the purpose of holding and developing certain real property (the “Joint Venture”). The limited liability company agreement of the Joint Venture was amended and restated to admit Titan as a joint venture partner in connection with the development of a planned 196-unit multifamily development located in the Minneapolis suburb of Apple Valley to be known as Gabella at Parkside (“Gabella” or “Project”). The Joint Venture simultaneously created a wholly-owned subsidiary, IMH Gabella, LLC (“IMH Gabella”), to hold the Gabella assets and enter into related agreements.

IMH is the managing member of, and holds a 93% ownership interest in, the Joint Venture. Titan holds a 7% ownership interest in the Joint Venture with the right to acquire an additional 3.2% profits-only interest based upon the satisfaction of certain budget and completion milestones with respect to Gabella. IMH has the power and authority to govern the business of the Joint Venture, subject to the requirement that it not change, modify or alter Titan’s ownership interests or otherwise take any action that could be reasonably expected to have a material negative impact on Titan, in either case without the consent of Titan. IMH has contributed certain land and is expected to contribute the required equity to the Joint Venture as described below. The Company is not required to make any additional capital contributions. In the event that certain specified Project occupancy targets are met, Titan has the right to have its interests repurchased by the Joint Venture. The Joint Venture also has certain rights to redeem Titan’s interests in the event Titan fails to exercise those put rights within a specified time. Generally, income or loss will be allocated among the members of the Joint Venture in accordance with their respective percentage interests. Upon a sale of the Project, the sale proceeds shall be distributed first to the Company in an amount equal to its capital contributions less any previous distributions it may have received, and then to the members in accordance with their respective interests in the Joint Venture. An affiliate of Titan will act as the Project’s development manager for which it shall be entitled to receive a separate development fee. Construction of Gabella is expected to commence immediately and is expected to be completed by February 2016.

The development of the Project will be funded, in part, with a construction loan in the amount of $24.0 million (the “Construction Loan”) from the Bank of the Ozarks (“Ozarks”) pursuant to a Construction Loan Agreement entered into between IMH Gabella and Ozarks, dated as of October 20, 2014. In addition to the Construction Loan, the development cost of Gabella will be financed through an equity contribution of $12 million by the Company consisting of entitled land and working capital. The Project’s development costs will also be partially offset through various subsidies received from the City of Apple Valley (the “City”) including a $3.26 million tax increment financing package obtained from the City.

The Construction Loan is secured by a first lien mortgage on Gabella as well as certain adjacent parcels that are planned for future development, improvements thereon, and an assignment of rents and revenues. Unless there is an event of default, the Construction Loan bears annual interest at the greater of three-month LIBOR plus 375 basis points or 4.25%. The loan has an initial term of three (3) years, provided, however, that the initial term may be extended for two additional one-year terms subject to the satisfaction of certain conditions, including the payment of an extension fee equal to 0.25% of the then outstanding principal balance of the Construction Loan. Advances under the Construction Loan will commence when the Company has fully satisfied its equity funding requirement. Interest only payments on any outstanding principal commences on November 1, 2014. Monthly payments of principal and interest will commence on the earlier of (i) November 1, 2016 and (ii) the first month following stabilization (as defined in the loan agreement). The Construction Loan is subject to a completion and repayment guarantee by IMH and requires a minimum liquidity balance of $7.5 million commencing on the initial construction draw. The Construction Loan can be prepaid without penalty, provided that no prepayment is permitted unless it includes the full amount of the then accrued but unpaid interest on the amount of principal being so prepaid.

Section 8 - Other Events

Item 8.01 Other Events.

On October 24, 2014, the Company issued a news release announcing the Construction Loan and certain of the agreements and arrangements entered into concurrently therewith, along with the plans describing the Project. Such news release is filed herewith as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibits	Exhibit Description

10.1	Amended and Restated Limited Liability Company Agreement of Southwest Acquisitions, LLC, dated as of October 20, 2014

10.2	Construction Loan Agreement between IMH Gabella, LLC and Bank of the Ozarks, dated October 20, 2014.

10.3	Promissory Note of IMH Gabella, LLC in favor of Bank of the Ozarks, dated October 20, 2014.

10.4	Completion Guaranty of IMH Financial Corporation in favor of Bank of the Ozarks, dated October 20, 2014.

10.5	Repayment Guaranty of IMH Financial Corporation in favor of Bank of the Ozarks, dated October 20, 2014.

99.1	News Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 24, 2014

IMH FINANCIAL CORPORATION

By:	/s/ Lawrence D. Bain
Lawrence D. Bain Chief Executive Officer

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